Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Neo-Concept International Group Holdings Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0003125 per share	(1)	Other	15,000,000		$1.77		$26,550,000.00	0.0001531		$4,064.80
Fees Previously Paid
Fees to be Paid						$		$			$

Total Offering Amounts:									$26,550,000.00			4,064.80
Total Fees Previously Paid:												3,199.79
Total Fee Offsets:												0.00
Net Fee Due:												$865.01

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Offering Note(s)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low scale price of the Class A Ordinary Shares as reported on the Nasdaq Capital Market on August 6, 2025, a date within five business days prior to the filing of the Registration Statement.